UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant     ☑
Filed by a Party other than the Registrant     ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
Canyon Resources Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPIES
CANYON RESOURCES CORPORATION
14142 Denver West Parkway, Suite 250
Golden, Colorado 80401
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2007
To Our Shareholders:
The Annual Meeting of Shareholders (the “Annual Meeting”) of Canyon Resources Corporation (the “Company”), a Delaware corporation, will be held at 3:00 p.m. (Mountain daylight time) on Monday, May 21, 2007, at the Table Mountain Inn, 1310 Washington Avenue, Golden, Colorado, for the following purposes:
1.	To elect five directors of the Company.

2.	To amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000.

3.	To amend the Company’s Certificate of Incorporation to create a new class of stock designated as preferred stock and to authorize 15,000,000 shares of preferred stock.

4.	To amend the Company’s Certificate of Incorporation to permit shareholder action to be taken only at a duly called annual or special meeting of shareholders and eliminate shareholder action by written consent.

5.	Ratify the Audit Committee’s appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditors for 2007.

6.	To consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.
Shareholders of record at the close of business on April 12, 2007, are entitled to notice of and to vote at the Annual Meeting. A list of the shareholders entitled to vote at the Annual Meeting shall be open to the examination of any shareholder during ordinary business hours for a period of 10 days prior to the Annual Meeting at the Company’s headquarters, 14142 Denver West Parkway, Suite 250, Golden, Colorado.
The Board of Directors of the Company extends a cordial invitation to all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please fill in, date, sign, and mail the enclosed proxy in the return envelope as promptly as possible. Your proxy may be revoked by you at any time prior to close of the Annual Meeting. The prompt return of your completed proxy will assist the Company in obtaining a quorum of shareholders for the Annual Meeting, but will not affect your ability to change your vote by subsequent proxy or by attending the Annual Meeting and voting in person. If you are unable to attend, your written proxy will assure that your vote is counted.
This Proxy Statement and accompanying proxy card are dated April [ • ], 2007, and are first being mailed or given to shareholders on or about April [ • ], 2007.

By Order of the Board of Directors David P. Suleski Corporate Secretary

Golden, Colorado
April [ • ], 2007

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN

Please indicate your voting instructions on the enclosed proxy card, date and sign it, and return it in the envelope provided, which is addressed for your convenience. No postage is required if mailed in the United States.
PLEASE MAIL YOUR PROXY PROMPTLY

CANYON RESOURCES CORPORATION
14142 Denver West Parkway, Suite 250
Golden, Colorado 80401
PROXY STATEMENT
Annual Meeting of Shareholders
May 21, 2007
This Proxy Statement is furnished to the shareholders of Canyon Resources Corporation (the “Company”), a Delaware corporation, in connection with the solicitation by and on behalf of the Company’s Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company. The Annual Meeting will be held on May 21, 2007, at 3:00 p.m. (Mountain daylight time) at the Table Mountain Inn, 1310 Washington Avenue, Golden, Colorado, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Officers and regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone if deemed necessary. Solicitation expenses will be paid by the Company.
All proxies that are properly executed and received at or prior to the Annual Meeting will be voted at the Annual Meeting. If a shareholder specifies how the proxy is to be voted on any business to come before the Annual Meeting, it will be voted in accordance with such specification.
If a shareholder does not specify how to vote the proxy, it will be voted: “FOR” the election of the nominees for director named in this Proxy Statement; “FOR” the proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000; “FOR” the proposal to amend the Company’s Certificate of Incorporation to create a new class of stock designated as preferred stock and to authorize 15,000,000 shares of preferred stock; “FOR” the proposal to amend the Company’s Certificate of Incorporation to permit shareholder action to be taken only at a duly called annual or special meeting of shareholders and eliminate shareholder action by written consent; FOR” the ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditors for 2007; and in the proxy holders’ discretion on such other business as may properly come before the Annual Meeting.
Any proxy may be revoked by a shareholder at any time before it is actually voted at the Annual Meeting by delivering written notification to the Secretary of the Company, by delivering another valid proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you hold Common Stock through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy form from your broker or nominee giving you the right to vote your shares or letter from that broker or nominee that confirms that you are the beneficial owner of those shares.
This Proxy Statement and accompanying proxy card are dated April [ • ], 2007, and are first being mailed or given to shareholders on or about April [ • ], 2007. The Company will bear the cost of preparing, assembling, and mailing the notice, Proxy Statement, and form of proxy for the Annual Meeting.
VOTING SECURITIES
All voting rights are vested exclusively in the holders of the Company’s Common Stock, $.01 par value (the “Common Stock”), with each share entitled to one vote. Only shareholders of record at the close of business on April 12, 2007, are entitled to notice of and to vote at the Annual Meeting or any adjournment. At the close of business on April 5, 2007, there were 44,161,789 shares of Common Stock issued and outstanding. A minimum of one-third of the shares of Common Stock issued and outstanding must be represented at the Annual Meeting, in person or by proxy, in order to constitute a quorum.

Cumulative voting is not allowed for the election of directors. Assuming a quorum is present, the nominees receiving the highest number of votes cast will be elected as directors. The affirmative vote of the holders of the majority of shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the subject matter will be necessary to approve the proposed amendments to the Company’s Certificate of Incorporation to (1) increase the authorized Common Stock, (2) create a new class of stock designated as preferred stock and authorize 15,000,000 shares of preferred stock, and (3) permit shareholder action to be taken only at a duly called annual or special meeting of shareholders and eliminate shareholder action by written consent. The affirmative vote of the holders of the majority of shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the subject matter will be necessary to ratify the Audit Committee’s appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditors for 2007.
An abstention or withholding authority to vote will be counted as present for determining whether the quorum requirement is satisfied. With respect to the vote on any particular proposal, abstentions will be treated as shares present and entitled to vote, and for purposes of determining the outcome of the vote on any such proposal, shall have the same effect as a vote “AGAINST” the proposal. A broker “non-vote” occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker “non-votes” on a particular proposal will be treated as present for determining whether the quorum requirement is satisfied, but will not be treated as shares present and entitled to vote on the proposal and will not affect the outcome of the vote on a proposal.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of April 5, 2007, with respect to beneficial ownership of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, by each of our directors and nominees for director, by each current executive officer, and by all officers and directors of the Company as a group. Unless otherwise noted, each shareholder has sole investment and voting power over the shares owned.

Name of Beneficial Owner	Type of Ownership	Number of Shares		Percent of Class
James K. B. Hesketh	Record and Beneficial	435,587	(1)	*
David P. Suleski	Record and Beneficial	303,400	(2)	*
James A. Matlock	Record and Beneficial	235,000	(3)	*
Richard H. De Voto	Record and Beneficial	612,721	(4)	1.4%
Leland O. Erdahl	Record and Beneficial	168,468	(5)	*
David K. Fagin	Record and Beneficial	180,638	(6)	*
Ronald D. Parker	Record and Beneficial	130,238	(7)	*
All Officers & Directors as a Group (7 persons)	Record and Beneficial	2,066,052		4.5%

*	Less than 1%

(1)	This number includes (i) 108,087 shares owned of record that includes 50,000 unvested restricted shares that will vest one-half per year on December 13, 2007 and 2008; (ii) an option to purchase 100,000 shares at an exercise price of $0.81 per share; (iii) an option to purchase 90,000 shares at an exercise price of $0.66 per share; (iv) an option to purchase 100,000 shares at $0.8399 per share; and (v) an option to purchase 37,500 shares at $0.98 per share. This number excludes options to purchase 112,500 shares at $0.98 that will vest one-third per year on December 13, 2007, 2008 and 2009.

(2)	This number includes (i) 128,400 shares owned of record that includes 25,000 unvested restricted shares that will vest one-half per year on December 13, 2007 and 2008; (ii) an option to purchase 100,000 shares at an exercise price of $0.73 per share; (iii) an option to purchase 50,000 shares at an exercise price of $1.05 per share; and (iv) an option to purchase 25,000 shares at an exercise price of $0.98 per share. This number excludes options to purchase 75,000 shares at $0.98 that will vest one-third per year on December 13, 2007, 2008 and 2009.

(3)	This number includes (i) 110,000 shares owned of record that includes 37,500 unvested restricted shares that will vest one-half per year on December 13, 2007 and 2008; (ii) an option to purchase 100,000 shares at an exercise price of $0.79 per share; and (iii) an option to purchase 25,000 shares at an exercise price of $0.98 per share. This number excludes options to purchase 75,000 shares at $0.98 that will vest one-third per year on December 13, 2007, 2008 and 2009.

(4)	This number includes (i) 72,564 shares owned of record; (ii) 140,157 shares held by the Richard H. De Voto Trust No. 1; (iii) an option to purchase 75,000 shares at an exercise price of $1.15 per share; (iv) options to purchase 150,000 shares at an exercise price of $3.38 per share; (v) an option to purchase 100,000 shares at an exercise price of $1.16 per share; and (vi) an option to purchase 75,000 shares at an exercise price of $1.05 per share.

(5)	This number includes (i) 33,468 shares owned of record; (ii) an option to purchase 10,000 shares at an exercise price of $2.30 per share; (iii) an option to purchase 10,000 shares at an exercise price of $1.38 per share; (iv) an option to purchase 20,000 shares at an exercise price of $4.72 per share; (v) an option to purchase 20,000 shares at an exercise price of $0.79 per share; and (vi) an option to purchase 75,000 shares at an exercise price of $1.05 per share.

(6)	This number includes (i) 55,638 shares owned of record; (ii) an option to purchase 10,000 shares at an exercise price of $1.38 per share; and (iii) an option to purchase 20,000 shares at an exercise price of $4.72 per share; (iv) an option to purchase 20,000 shares at an exercise price of $0.79 per share; and (v) an option to purchase 75,000 shares at an exercise price of $1.05 per share.

(7)	This number includes (i) 5,238 shares owned of record; (ii) an option to purchase 10,000 shares at an exercise price of $1.38 per share; and (iii) an option to purchase 20,000 shares at an exercise price of $4.72 per share; (iv) an option to purchase 20,000 shares at an exercise price of $0.79 per share; and (v) an option to purchase 75,000 shares at an exercise price of $1.05 per share.

ELECTION OF DIRECTORS
Under our current Certificate of Incorporation the business and affairs of the Company shall be managed and controlled by a Board of Directors consisting of not less than three (3) persons. At each Annual Meeting of Shareholders, all directors will stand for election and serve for a one year term or until the next Annual Meeting. Currently, the number of Board members is set at five of which three are independent. Cumulative voting in elections of directors is not permitted and directors are elected by plurality vote of the shares represented at the Annual Meeting. All five current directors have been nominated for re-election at the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THESE DIRECTORS, TO SERVE UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.
OFFICERS AND DIRECTORS
The following table lists the names, ages, and positions of the executive officers and directors of the Company as of April 5, 2007. Currently, the directors serve for a one year term or until the next Annual Meeting. All officers have been appointed to serve until their successors are elected and qualified. Additional information regarding the business experience, length of time served in each capacity, and other matters relevant to each individual is set forth below the table.

Name	Age	Position

Richard H. De Voto	72	Director and Chairman of the Board

James K. B. Hesketh	49	Director, Chief Executive Officer and President

Leland O. Erdahl	78	Director

David K. Fagin	69	Director

Ronald D. Parker	56	Director

David P. Suleski	46	Vice President and Chief Financial Officer, Treasurer, Corporate Secretary

James A. Matlock	58	Vice President of Exploration
Dr. Richard H. De Voto was a founder of the Company and has been a director of the Company since its formation in 1979. Dr. De Voto served as President of the Company from September 1979 to April 1985, and became President again in April 1987 until March 2005, when Dr. De Voto retired as President. He currently serves as a director and Chairman of the Board. Dr. De Voto is Professor Emeritus of Geology at the Colorado School of Mines, where he taught from 1966 to 1987.

James K. B. Hesketh President, Chief Executive Officer and director of Canyon Resources since August 1, 2005. Mr. Hesketh has a 27 year career in the mining industry which spanned positions in mining finance, operations, consulting, business development and engineering with companies including RMB Resources; NM Rothschild & Sons; Cyprus Amax; Pincock, Allen & Holt; and Dresser Industries. Mr. Hesketh holds degrees in Mining Engineering and Mineral Economics from the Colorado School of Mines and also serves as a director of Atna Resources Limited and Apogee Minerals Limited, both publicly traded Canadian junior gold and silver exploration companies.
Leland O. Erdahl has been a director of the Company since February 1986. From July 1987 to September 1991, he served as President and Chief Executive Officer of Stolar, Inc., a privately held service and communication supply company for the mining industry, and from November 1987 to January 1992, as President and Chief Executive Officer of Albuquerque Uranium Corporation, a privately held company engaged in the production and sale of uranium. From March 1997 to June 1998, Mr. Erdahl also served as a Vice President and Chief Financial Officer of Amax Gold Inc. He also served briefly as Chief Executive Officer and President of Nord Pacific from January to September 2001. Mr. Erdahl currently serves as a director of Uranium Resources, Inc., a publicly held mineral resources company. Mr. Erdahl is a retired Certified Public Accountant (CPA).
David K. Fagin has been a director since June 2000. From May 1992 to May 1996, Mr. Fagin served as Chairman and Chief Executive Officer of Golden Star Resources Ltd. and from then to January 1998 as non-executive Chairman of Golden Star Resources Ltd. From July 1997 to February 2000, he also served as Chairman and Chief Executive Officer of Western Exploration and Development Ltd., a privately held exploration company, and since February 2000, he has served as a consultant and corporate director. Mr. Fagin previously served as President and director of both Homestake Mining Company and Rosario Resources Corporation, and a Vice President of AMAX Inc. He currently serves as a director of Pacific Rim Mining Company and Golden Star Resources Ltd., publicly held mining companies, as well as a director or trustee for the public mutual funds managed by T. Rowe Price Associates.
Ronald D. Parker was appointed a director of the Company on October 17, 2002. Mr. Parker currently serves as Chief Executive Officer of Gammill Inc, a manufacturing company. From 1998 to 2002, he served as President and Chief Executive Officer of Apollo Gold Inc. From 1986 to 1998, he held several positions with Homestake Mining Company and its subsidiaries including Vice President of Homestake Mining Company, President and Chief Executive Officer of Homestake Canada, Inc., Chairman, President and Chief Executive Officer of Prime Resources Group, Inc. and General Manager of the McLaughlin Mine.
David P. Suleski joined the Company as Vice President, Chief Accounting Officer, Treasurer and Corporate Secretary in January 2006. In June 2006 Mr. Suleski was promoted to Chief Financial Officer. Mr. Suleski is currently responsible for the Company’s external financial reporting, cash management, risk management, human resources and corporate secretarial duties. Mr. Suleski has held various controller, assistant controller and treasurer positions with Golden Star Resources, Apex Silver Mines and Cyprus Amax. Other related business experience includes NM Rothschild & Sons and PricewaterhouseCoopers.
James A. Matlock joined the Company as Vice President of Exploration in January 2006. Mr. Matlock is currently responsible for the Company’s exploration activities, resource development, and other corporate development functions. Mr. Matlock was formerly an exploration consultant to the mining industry and in exploration management positions with Placer Dome, Cyprus Amax and Amoco Minerals.

BOARD MEETINGS AND COMMITTEES
During the Company’s 2006 fiscal year, the Board met nine times. The Board of Directors consists of five members of whom the majority (Erdahl, Fagin and Parker) are independent directors as defined under the rules promulgated by the Securities and Exchange Commission (the “SEC”) and under the American Stock Exchange Company Guide. All of the directors were present at the nine meetings of the Board and committees upon which they served that were held during 2006. It is the policy and practice of the Company that all directors and all nominees for election to the Board attend the Annual Meeting of Shareholders. All directors, including all of the nominees for election, attended the 2006 Annual Meeting of Shareholders held on June 6, 2006. The standing committees of the Board of Directors are the Audit, Compensation and Nominating Committees. The Technical Committee was terminated at the June 6, 2006 Board meeting due to its lack of use as a result of the full Board reviewing all technical issues.
Audit Committee. The Company’s Audit Committee (“Audit Committee”) is comprised of Messrs. Erdahl (Chairman), Fagin, and Parker, all independent directors under the rules promulgated by the SEC and under the American Stock Exchange Company Guide. The Audit Committee reviews the independent public accountants’ reports and audit findings, the scope and plans for future audit programs, independence of the independent accountants, and annual consolidated financial statements. The Audit Committee also recommends the choice of independent public accountants to the full Board. The Audit Committee has the sole authority to retain and terminate the Company’s independent public accountants, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by the Company’s independent public accountants. Six Audit Committee meetings were held in 2006. The Company’s Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s web site at www.canyonresources.com under the Governance section and included as Appendix A to this Proxy Statement. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as defined under SEC rules, and satisfies the American Stock Exchange financial literacy and sophistication requirements, as a result of their knowledge, abilities, and experience.
Compensation Committee. The Company’s Compensation Committee (“Compensation Committee”) is currently comprised of Messrs. Parker (Chairman), Erdahl and Fagin, all independent directors. The Compensation Committee reviews and makes recommendations to the Board concerning the compensation paid to the Company’s officers. The Compensation Committee held two meetings in 2006. The Company’s Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s web site at www.canyonresources.com under the Governance section and included as Appendix B to this Proxy Statement.
Nominating Committee. The Company’s Nominating Committee (“Nominating Committee”) is currently comprised of Messrs. Parker, Erdahl, and Fagin (Chairman), all independent directors as required by the American Stock Exchange. The Nominating Committee selects and recommends nominees to the Board of Directors to be elected by shareholder vote at the Annual Meeting of Shareholders. The Nominating Committee also selects and recommends: (1) nominees to be elected by the Board of Directors to fill any Board vacancies, and (2) nominees to be elected as corporate officers by the Board of Directors. The Company has adopted a Nominating Committee Charter which is available on the Company’s website at www.canyonresources.com under the Governance section. Criteria established for the selection of candidates for the Board of Directors include: independence, integrity, understanding and acceptance of the Company’s corporate philosophy, commitment to representing the long-term interest of the shareholders and relevant experience and expertise in technical, financial, operational or management areas which would be beneficial to the Company and its shareholders. The Nominating Committee will consider for nomination to become directors any persons recommended by shareholders. There were no Nominating Committee meetings held in 2006. Recommendations of individuals that meet the criteria set forth in the Nominating Committee Charter may be submitted to the Nominating Committee in care of the Corporate Secretary at 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401.
Compensation Committee Interlocks and Insider Participation
Messrs. Ronald D. Parker (Chairman), Leland O. Erdahl and David K. Fagin, all independent directors, currently serve as the Compensation Committee for the Board. No committee member is or has been an officer or employee of the Company or any of its subsidiaries.
SHAREHOLDER COMMUNICATIONS TO DIRECTORS
Any shareholder may communicate directly with the Board of Directors (or any individual director) by writing to the Chairman of the Board, Canyon Resources Corporation, 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401. Any such communication should state the number of shares beneficially owned by the shareholder making the communication. Provided that such communication addresses a legitimate business issue, the Company or the Chairman will forward the shareholder’s communication to the appropriate director. For any communication relating to accounting, auditing or fraud, such communication will be forwarded immediately to the Chairman of the Audit Committee.
CODE OF ETHICS
The Company has adopted a Code of Business Conduct and Ethics (“Code”) applicable to its officers, directors, and employees, which includes the principal executive officer, principal financial officer and principal accounting officer. The Board has also adopted an additional Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code is available along with the Code of Ethics for the Chief Executive Officer and Senior Financial Officers on the Company’s website at www.canyonresources.com under the Investor Relations section. The purpose of the Code is to provide legal and ethical standards to deter wrongdoing and to promote:
1.	Honest and ethical conduct;

2.	Full, fair, accurate, timely, and understandable disclosures;

3.	Compliance with laws, rules, and regulations;

4.	Prompt internal reporting of violations of the Code; and

5.	Accountability for adherence to the Code.
REPORT OF THE AUDIT COMMITTEE
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, the following report shall not be deemed to be incorporated by reference into any prior filings nor future filings made by the Company under those statutes.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Act of 1934, as amended and operates under a written charter adopted and approved by the Board. The Audit committee approves and recommends to the Board the election, retention or termination of the independent registered public accounting firm (“auditors”), approves services to be rendered by the auditors and the related compensation; monitors the auditors’ performance; reviews the results of the Company’s audit; determines whether to recommend to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report; reviews the Company’s system of internal control and responds to other matters as outlined in the Audit Committee Charter and reports to the Board thereon. Each Audit Committee member is “independent” as defined under applicable listing standards, and none are “interested persons” as defined in the 1940 Act.
In connection with the December 31, 2006, consolidated financial statements, the Audit Committee: (1) reviewed and discussed the audited consolidated financial statements with management including the quality of the accounting principles applied and significant judgments used in preparing the Company’s consolidated financial statements, (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61, including the independent auditor’s judgment of accounting principles applied and significant judgments used in preparing the Company’s consolidated financial statements, and (3) received the written disclosures and the letter from the auditors required by Independence Standards Board Statement No. 1 (Communication with Audit Committee) and discussed with the auditors the independence of Ehrhardt Keefe Steiner & Hottman PC Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.
Audit Committee of the Board of Directors:
Leland O. Erdahl, Chairman
David K. Fagin
Ronald D. Parker

AUDIT FEES
Ehrhardt Keefe Steiner & Hottman PC billed the following fees in 2006 and 2005 for professional services rendered to the Company.

Ehrhardt Keefe Steiner & Hottman PC	2006	2005

Audit fees	$120,700	$186,300
Tax Fees	0	0

All other fees	10,900	4,200

Total fees	$131,600	$190,500

PricewaterhouseCoopers LLP, the Company’s former independent accountants, billed the following fees in 2006 and 2005 for professional services rendered to the Company:

PricewaterhouseCoopers LLP	2006	2005

Audit-related fees	$7,500	$8,000
Tax Fees	0	0

All other fees	11,300	12,000

Total fees	$18,800	$20,000

The audit fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company, Sarbanes-Oxley Section 404 requirements, and assistance with review of documents filed with the SEC. There was no tax work preformed by auditors during 2006 or 2005. All other fees comprised of work performed on the Company’s registration statements filed on Forms S-1 or S-8.
The Audit Committee has established procedures in order to safeguard the independence of the auditors. For any proposed engagement to perform non-audit service, (i) management and the auditor must affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable laws, rules or regulations; (ii) management must describe the reasons for hiring the auditor to perform the services; and (iii) the auditor must affirm to the Audit Committee that it is qualified to perform the services. The Audit Committee has delegated to the Chairman its authority to pre-approve such services in limited circumstances, and any such pre-approvals are reported to the Audit Committee at its next regular meeting. No non-audit related services were performed by Ehrhardt Keefe Steiner & Hottman PC in 2006. All of the audit-related fees paid by the Company during the last fiscal year were approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
Overview of Compensation Policies
Salary compensation of the Company’s named executive officers (“NEOs”) is determined by the Board. The Compensation Committee is responsible for considering specific information and making recommendations to the full Board with respect to compensation matters. The Compensation Committee voting membership is comprised of three independent directors appointed annually by the Board. The Compensation Committee’s consideration of and recommendations regarding executive compensation are guided by a number of factors described below. The objectives of the Company’s total executive compensation package are to attract and retain the best possible executive talent, to provide an economic framework to motivate the Company’s executives to achieve goals consistent with the Company’s business strategy, to provide an identity of interests between executives and shareholders through employee compensation plans, and to provide a compensation package that recognizes an executive’s individual results and contributions in addition to the Company’s overall business results.
The recently approved 2006 Canyon Resources Corporation Omnibus Incentive Plan provides the Compensation Committee with more tools to compensate executives. During 2006 there were three key elements used to compensate the Company’s executives consisting of base salary, stock options and restricted shares. After considering and evaluating the recommendation of management and consulting various salary and benefits surveys and studies, the Compensation Committee makes its recommendation to the Board regarding salary levels of officers and key employees, stock option and restricted stock awards. The Board reviews management’s future goals and strategies at least yearly to ensure that they are aligned with those of the shareholders and that they provide a sound growth platform that will enhance shareholder value in both the long and short term. In making its recommendations concerning executive compensation, the Committee reviews individual levels of responsibility, scope and complexity of the executive’s position and an evaluation of each individual’s role and performance of goals and advancing the business strategies of the Company. The individual’s and Company’s performance are compared to the executive salary ranges for other companies of similar size and industry.
The Compensation Committee recommends to the Board compensation levels for the Chief Executive Officer, the Chief Financial Officer and other executive officers of the Company. In reviewing individual performance of executives whose compensation is detailed in this Proxy Statement, the Compensation Committee takes into account the full compensation package of each individual, including past compensation levels, past gains on exercises of stock options, and current intrinsic of outstanding options and restricted shares. Additionally, the Committee takes into account the views of James K. B. Hesketh, the Company’s Chief Executive Officer who submits a performance report detailing the successes and failures of the Company and its executive officers compared to goals and strategies during the past year.
Salaries
Salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of salaries for comparable positions at other similar mining companies.
The salary levels of the Chief Executive Officer and other officers of the Company are recommended by the Compensation Committee and approved by the Board of Directors. Specific individual performance, initiative and accomplishments and overall corporate or business segment performance are reviewed in determining the compensation level of each individual officer. In a particular business unit, such unit’s financial, operating, cost containment, and productivity results are also considered. The Compensation Committee, where appropriate, also considers other performance measures, productivity, cost control, safety, environmental awareness, and improvements in relations with shareholders, employees, the public, and government regulators.
During 2006, there were certain events that the Compensation Committee considered to be important with respect to determining compensation for James K. B. Hesketh, Chief Executive Officer and other key executives of the Company. These events included:
•	At the end of 2006, we entered into an Asset Exchange Agreement with Newmont to acquire the 3% net smelter return royalty held by Newmont on our Briggs Mine. In addition, we entered into an agreement with Newmont to acquire an option on the Adelaide Gold Project in Humboldt County, Nevada and the Tuscarora Gold Project in Elko County, Nevada. We also acquired a right of first refusal on the main section of the Mount Edna Prospect, a portion of which we recently claim staked.

•	Continued evaluation of the Briggs Mine has resulted in a feasibility study for the Briggs open pit. This included the establishment of reserves for both the open pit and a portion of the underground.

•	At the time of the year-end Board meeting the stock price had risen approximately thirty-four percent from the previous year-end which was seen as a positive increase in shareholder value due in part to strategic corporate developments.

•	Successfully in-fill drilled the Reward property in Nevada which should support a future feasibility study.

•	Raised a gross total of $5.5 million in the sale of Common Stock units and the conversion of warrants.

•	Successfully formed the Converse and Sand Creek Uranium Joint Ventures to potentially monetize the past exploration work developed during the 1980s. In late 2006, the joint venture began drilling the area of interest in Wyoming with some success.

•	Managed the Seven-Up Pete Venture, et al. v. The State of Montana takings claim through appeal to the U.S. Court of Appeals for the Ninth Circuit. During 2006 the U.S. Supreme Court failed to grant certiorari and the U.S. District Court dismissed our complaints based on technical grounds. We have filed an appeal to the U.S. Court of Appeals for the Ninth Circuit.
The annual base salary of James K. B. Hesketh, the Company’s Chief Executive Officer, was $225,000 in 2006. In addition, he received grants of stock options and restricted shares to serve as a future incentive to increase the share price of the Company’s stock and as a reward for the past year’s accomplishments. The stock options are described with more detail in the compensation tables and related footnotes to those tables. The salary and incentive equity grants paid to the Chief Executive Officer and other executives were granted in consideration, in part, to the items discussed above.
The Compensation Committee believes that the Chief Executive Officer, as well as the other officers of the Company, are strongly motivated and dedicated to the growth in shareholder value of the Company. The Compensation Committee further believes that the Chief Executive Officer, as well as the other officers of the Company, are receiving salary compensation in the mid-range of peer-group levels and that their performance incentives are heavily based on their personal shareholding and/or incentive equity holdings in the Company. In 2006, stock options and restricted shares were granted to officers with the view that such awards align their interest directly with that of the shareholders.
Equity Incentive Plan
Under the Company’s 2006 Omnibus Equity Incentive Plan (the “Plan”), equity-based compensation may be granted to the Company’s key employees and consultants, including the individuals whose compensation is detailed in this Proxy Statement. The Compensation Committee recommends the number and form of the equity-based compensation considering factors, including competitive compensation surveys and analysis, Chief Executive Officer recommendations, and gains received on past equity-based grants.
The use of equity-based compensation is intended to align the interests of the executives and other key employees with those of the shareholders. Equity-based compensation also serves to increase management ownership in the Company, provides a level of deferred compensation, aids in employee retention and conserves cash. The Compensation Committee believes that stock options and restricted stock with graded vesting periods are the best tools to provide for both short term rewards and mid and long term incentive to motivate the executive officers and key employees of the Company to perform at a high level and in the best interest of shareholders.
During 2006, there were no cash bonuses paid to any employee and none of the executive officers received a raise at the end of the year. Instead they received restricted stock awards that 50% vested immediately and 50% vests after one year. The restricted stock grants have replaced cash bonuses in order to increase management ownership, conserve cash, and through the vesting period for a portion of the grant, entice them to continue to serve the Company in the future.
The Compensation Committee believes that stock options are the best form of long term compensation that rewards management for increasing shareholder value through an increasing stock price. Failure to raise the future stock price will result in a significant loss of potential compensation for executive officers and key employees. The use of a graded vesting period provides management with incentives to take a long term and stable approach to increasing share price in order to maximize their potential future compensation.
The Compensation Committee and the Board do not time the granting of options or shares to the release of important information or quarterly results. It is the intent and practice of the Compensation Committee that any stock-based compensation is issued at the closing stock price on the date of grant as described below. Over the past several years the granting of equity-based compensation has been consistently done on four occasions as follows:
•	An award may be given upon the hiring a key employee. The award is typically pre-approved by the Compensation Committee when the position is approved. At that time the grant date is deemed to be the hire date and the options are priced at the closing stock price on the first business day before the hire date.

•	An award may be given upon a significant promotion of a key employee. The promotion and award are typically approved by the Compensation Committee and the Board at a regularly scheduled meeting. The grant date is the closing stock price on the day of the Board meeting.

•	Each year a Compensation Committee and Board meeting is held on the same day as the Shareholder Annual Meeting. The Compensation Committee reviews director compensation and after considering the same type of information as they would consider for the executive officers makes recommendations to the Board on director cash fees and equity-based compensation. The grant date for the equity-based compensation is the closing stock price on the day of the Board meeting.

•	In Mid December of each year the Board has a year-end meeting to approve the annual budget and consider employee compensation. As discussed previously the Board considers many points when setting executive compensation. Any grants of equity-based compensation are priced at the closing stock price on the day of the year-end Board meeting.
Report of the Compensation Committee
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by the Company under those statutes, the following report shall not be deemed to be incorporated by reference into any prior filings nor future filings made by the Company under those statutes.
The Compensation Committee of the Board of Directors has oversight responsibility for the Company’s compensation philosophy, policies, practices and decisions over executive and director compensation. In completing this oversight function, the Compensation Committee relied upon information and advice received in discussions with the Company’s management and with compensation surveys and any other information as deemed necessary by the committee.
In connection with the 2007 Proxy Statement, the Compensation Committee reviewed and discussed the CD&A with management and based on this review and discussion recommended the inclusion of the CD&A in the Company’s 2007 Proxy Statement for the Annual Meeting of shareholders.
Compensation Committee of the Board of Directors:
Ronald D. Parker (Chairman)
Leland O. Erdahl
David K. Fagin

Compensation of NEOs
The following tables show NEO compensation information during the 2006 fiscal year ended December 31, 2006. A NEO is defined as (i) the Principal Executive Officer or Chief Executive Officer (“CEO”); (ii) the Principal Financial Officer or Chief Financial Officer (“CFO”); and (iii) the three other most highly compensated executive officers of the Company whose total compensation exceeded $100,000.
SUMMARY COMPENSATION TABLE

			Stock	Option	All Other
		Salary	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($) (2)	($)	($)

James K. B. Hesketh President and CEO	2006	225,000	50,480	19,267	7,020	301,767

David P. Suleski Vice President and CFO	2006	125,833	24,240	54,805	3,762	208,640

James A. Matlock Vice President of Exploration	2006	120,000	37,860	38,568	3,811	200,239

Gary C. Huber Former Vice President of Corporate Development	2006	87,753 (3)	—	53,576	97,680 (3)	239,009

(1)	All of the stock awards were granted at the year-end Board meeting on December 13, 2006 and the closing price of the Company’s Common Stock on that date (the grant date) was $0.98 per share. The gross compensation value was amortized over the vesting period of 50% vested immediately and 50% vested after one year. This column represents the dollar amount recognized for consolidated financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R.

(2)	The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected market volatility is based on a number of factors including historical volatility of the Company’s Common Stock, the Company’s market capitalization, current options trading in the marketplace and other fair value related factors. The Company uses a simplified method of estimating the expected term where the expected term equals the average of the vesting period and contractual term. The forfeiture rate is estimated based on the length of time it takes for the option or share grant to vest. Historical forfeiture rates have been near nil due to the short vesting period of past grants, but grants issued during 2006 have vesting periods as long as three years. Estimated forfeiture rates for grants vesting within one year, two years and three years, is nil, 10% and 20%, respectively. The risk-free rate is based on the yields of U.S. Treasury bonds. The Company has never paid a dividend and does not expect to in the future and estimates the expected dividend yield to be nil.

The fair value assumptions of options by year of grant included in the Option Awards column above are as follows:

Option Valuation Assumption	2005	2006

Expected volatility	75%	50%
Expected option term	5 years	1—4.5 years
Weighted-average risk-free interest rate	4.0%	4.7%
Forfeiture rate	0%	0—20%

(3)	Mr. Huber resigned as a director and officer of the Company effective January 31, 2006. His departure payment included accrued vacation pay of $73,170 (included in “salary”) and severance of $92,279 representing two weeks of pay for his first year of service and one week of pay for each year of service thereafter. Also included in All Other Compensation was $5,401 of Company contributions to his 401K retirement account.
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards					Stock Awards
	Number of		Number of			Number of	Market Value
	Securities		Securities			Shares or	of Shares or
	Underlying		Underlying			Units of	Units of
	Unexercised		Unexercised	Option	Option	Stock That	Stock That
	Options (#)		Options (#)	Exercise	Expiration	Have Not	Have Not Vested
Name	Exercisable		Unexercisable	Price ($/Sh)	Date	Vested (#)	($) (14)

James K. B. Hesketh	100,000	(4)	—	0.81	02/28/2010	—	—
	90,000	(5)	—	0.66	08/01/2010	—	—
	100,000	(6)	—	0.84	12/13/2010	—	—
	37,500	(7)	112,500	0.98	12/12/2012	50,000	42,000

David P. Suleski	50,000	(8)	50,000	0.73	01/02/2011	—	—
	50,000	(9)	—	1.05	06/05/2011	—	—
	25,000	(10)	75,000	0.98	12/12/2012	25,000	21,000

James A. Matlock	50,000	(11)	50,000	0.79	01/03/2011	—	—
	25,000	(12)	75,000	0.98	12/12/2012	37,500	31,500

Gary C. Huber	150,000	(13)	—	0.94	01/31/2009	—	—

(4)	The Board granted Mr. Hesketh 100,000 options at his hire date of March 1, 2005. The options vested 50% immediately and the remaining unvested options vested on March 1, 2006.

(5)	The Board granted Mr. Hesketh 100,000 options that vested immediately when he was promoted to CEO on August 2, 2005.

(6)	The Board granted Mr. Hesketh 100,000 options that vested immediately at the year-end Board meeting on December 14, 2005.

(7)	The Board granted Mr. Hesketh 150,000 options at the year-end Board meeting on December 13, 2006. The options vested 25% immediately and the remaining unvested options will vest one-third (37,500) each December 13 over the following three years. On the same grant date, Mr. Hesketh was awarded 100,000 shares of restricted Common Stock, which vested 50% immediately and the remaining unvested shares will vest one-half (25,000) each December 13 over the following two years.

(8)	The Compensation Committee of the Board discussed and approved the hiring of Mr. Suleski at the year-end Board meeting on December 14, 2006. Mr. Suleski was given final notification of the terms of his 100,000 option grant at his hire date of January 3, 2006. The Board’s policy for new hires who receive stock options is to price the stock options at the closing price of the business day before their start date. The options vested 50% immediately and the remaining unvested options vested on January 3, 2007.

(9)	The Board granted Mr. Suleski 50,000 options that vested immediately when he was promoted to CFO on June 6, 2006.

(10)	The Board granted Mr. Suleski 100,000 options at the year-end Board meeting on December 13, 2006. The options vested 25% immediately and the remaining unvested options will vest one-third (25,000) each December 13 over the following three years. On the same grant date, Mr. Suleski was awarded 50,000 shares of restricted Common Stock, which vested 50% immediately and the remaining unvested shares will vest one-half (12,500) each December 13 over the following two years.

(11)	The Board consented to the hiring of Mr. Matlock on December 15, 2006. Mr. Matlock was given final notification of the terms of his 100,000 option grant at his hire date of January 4, 2006. The Board’s policy for new hires who receive stock options is to price the stock options at the closing price of the business day before their start date. The options vested 50% immediately and the remaining unvested options vested on January 4, 2007.

(12)	The Board granted Mr. Matlock 100,000 options at the year-end Board meeting on December 13, 2006. The options vested 25% immediately and the remaining unvested options will vest one-third (25,000) each December 13 over the following three years. On the same grant date, Mr. Matlock was awarded 75,000 shares of restricted Common Stock, which vested 50% immediately and the remaining unvested shares will vest one-half (18,750) each December 13 over the following two years.

(13)	The Compensation Committee of the Board discussed and approved the resignation package of Mr. Huber at the year-end Board meeting on December 14, 2006. Mr. Huber was given final notification of the terms of his 150,000 option grant at his resignation date of February 1, 2006. The 150,000 options vested immediately February 1, 2006.

(14)	Market value of shares that have not vested was based on the price of our common stock at the fiscal year-end of $0.84 per share.

GRANTS OF PLAN-BASED AWARDS

			All Other		All Other
			Stock		Option
			Awards:		Awards:
			Number of		Number of		Exercise	Closing	Grant
			Shares of		Securities		Price of	Market	Date Fair
			Stock or		Underlying		Option	Price on	Value of
			Units		Options		Awards	Date of	Stock and
Name	Grant Date	Board Action Date	(#)		(#)		($/Sh)	Grant ($/Sh)	Options Awards ($)

James K. B. Hesketh	12/13/2006	12/13/2006	—		150,000	(7)	0.98	0.98	62,306
	12/13/2006	12/13/2006	100,000	(7)	—		—	—	98,000

David P. Suleski	12/13/2006	12/13/2006	—		100,000	(10)	0.98	0.98	41,538
	12/13/2006	12/13/2006	50,000	(10)	—		—	—	49,000
	06/06/2006	06/06/2006	—		50,000	(9)	1.05	1.05	18,385
	01/03/2006	12/14/2005	—		100,000	(8)	0.73	0.79	26,347

James A. Matlock	12/13/2006	12/13/2006	—		100,000	(12)	0.98	0.98	41,538
	12/13/2006	12/13/2006	75,000	(12)	—		—	—	73,500
	01/04/2006	12/15/2005	—		100,000	(11)	0.79	0.78	28,496

Gary C. Huber	02/01/2006	12/14/2005	—		150,000	(13)	0.94	0.94	53,576
OPTION EXERCISES AND STOCK VESTED DURING 2006

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares		Value
	Acquired on	Realized on	Acquired on		Realized on
	Exercise	Exercise	Vesting		Vesting (15)
Name	(#)	($)	(#)		($)

James K. B. Hesketh	—	—	50,000	(7)	49,000

David P. Suleski	—	—	25,000	(10)	24,500

James A. Matlock	—	—	37,500	(12)	36,750

Gary C. Huber	—	—	—		—

(15)	The market value of the shares of Common Stock granted on December 13, 2006 that vested immediately was based on the price of our common stock on that date of $0.98 per share.

Compensation of Directors
Starting in 2004, the independent director’s compensation was modified to bring it more nearly in line with similarly-sized organizations and to reflect the recently added duties and responsibilities of independent board members. Starting in 2004 and through June 30, 2006, independent director compensation was as follows:
•	an annual retainer fee of $10,000 per year;

•	a fee of $1,000 per meeting of the Board of Directors;

•	a fee of $500 per committee meeting that the member director attended;

•	an annual fee of $5,000 to the chairman of the Audit Committee;

•	an annual fee of $1,000 to the chairmen of the Compensation Committee and Nominating Committee; and

•	an annual option grant of 20,000 shares of the Company’s Common Stock at the closing market price at the date of the grants.
At the June 6, 2006 Annual Shareholder meeting, shareholders approved the Plan. The Plan provides more flexibility in using our Common Stock as currency rather than cash to compensate employees, nonemployees and directors. As a result and effective June 30, 2006, the Board approved the use of Common Stock in lieu of cash to compensate the directors for 50% of their annual retainer fees and chairmen fees. The total value of the annual and meeting fees did not increase during 2006 compared to 2005. Effective June 30, 2006, independent director cash compensation was as follows:
•	an annual retainer fee of $10,000 per year, paid 50% in cash and 50% in Common Stock;

•	a fee of $1,000 per meeting of the Board of Directors;

•	a fee of $500 per committee meeting that the member director attended;

•	an annual fee of $5,000 to the chairman of the Audit Committee, paid 50% in cash and 50% in Common Stock;

•	an annual fee of $1,000 to the chairmen of the Compensation Committee and Nominating Committee, paid 50% in cash and 50% in Common Stock; and

•	an annual option grant of 75,000 shares of the Company’s Common Stock at the closing market price at the date of the grants. The Compensation Committee recommends the vesting period and term which cannot exceed 10 years.
DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid
	in Cash	Stock Awards	Option Awards	Total
Name	($)	($) (a)	($) (b)	($)

Leland O. Erdahl	28,125	7,500	31,614	67,239	(c)(d)

David K. Fagin	24,292	5,500	31,614	61,406	(c)(e)

Ronald D. Parker	24,292	5,500	31,614	61,406	(c)(f)

Richard F. Mauro	9,175	—	4,036	13,211	(g)

Richard H. De Voto	37,500	25,000	27,578	90,078	(h)

(a)	All of the stock awards were granted at the Board meeting held on the date of the Shareholder Annual Meeting of June 6, 2006 and the closing price of the Company’s Common Stock on that date (the grant date) was $1.05 per share. The gross compensation value was recognized on that date because the shares vested immediately. This column represents the dollar amount recognized for consolidated financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R.

(b)	The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model that uses the assumptions noted in the following table. Expected market volatility is based on a number of factors including historical volatility of the Company’s Common Stock, the Company’s market capitalization, current options trading in the marketplace and other fair value related factors. The Company uses a simplified method of estimating the expected term where the expected term equals the average of the vesting period and contractual term. All of the options issued during 2006 vested immediately. The risk-free rate is based on the yields of U.S. Treasury bonds. The Company has never paid a dividend and does not expect to in the future and estimates the expected dividend yield to be nil.
The fair value assumptions of options by year of grant included in the Option Awards column above are as follows:

Option Valuation Assumption	2005	2006

Expected volatility	67%	50%
Expected option term	5 years	2.5 years
Weighted-average risk-free interest rate	3.7%	5.0%
Forfeiture rate	0%	0%

(c)	The Compensation Committee met on June 6, 2006 and determined the pay structure for directors over the following year. The Compensation Committee recommended and the Board approved a grant of 75,000 stock options to each director that vested immediately and had five year terms. In an effort to conserve the Company’s cash the directors approved a 50% reduction in the annual cash retainer fees to $5,000 per year and Chairman cash fees were also reduced by 50%, the reduced cash fees were replaced with restricted stock that vested immediately.

(d)	Mr. Erdahl is Chairman of the Audit Committee for which he is paid an annual cash fee of $2,500. On June 6, 2006 the Board granted Mr. Erdahl 7,143 shares of stock to replace his 50% reduction in annual cash retainer fees and were valued at $1.05 per share. Mr. Erdahl has the following outstanding equity awards as of December 31, 2006: (i) a vested option to purchase 10,000 shares at an exercise price of $2.30 per share that expires 06/11/2007; (ii) a vested option to purchase 10,000 shares at an exercise price of $1.38 per share that expires 06/11/2008; (iii) a vested option to purchase 20,000 shares at an exercise price of $4.72 per share that expires 07/12/2009; (iv) a vested option to purchase 20,000 shares at an exercise price of $0.79 per share that expires 06/07/2010; and (v) a vested option to purchase 75,000 shares at an exercise price of $1.05 per share that expires 06/05/2011.

(e)	Mr. Fagin is Chairman of the Nominating Committee for which he is paid an annual cash fee of $500. On June 6, 2006 the Board granted Mr. Fagin 5,238 shares of stock to replace his 50% reduction in annual cash retainer fees and were valued at $1.05 per share. Mr. Fagin has the following outstanding equity awards as of December 31, 2006: (i) a vested option to purchase 10,000 shares at an exercise price of $1.38 per share that expires 06/11/2008; (ii) a vested option to purchase 20,000 shares at an exercise price of $4.72 per share that expires 07/12/2009; (iii) a vested option to purchase 20,000 shares at an exercise price of $0.79 per share that expires 06/07/2010; and (iv) a vested option to purchase 75,000 shares at an exercise price of $1.05 per share that expires 06/05/2011.

(f)	Mr. Parker is Chairman of the Compensation Committee for which he is paid an annual cash fee of $500. On June 6, 2006 the Board granted Mr. Parker 5,238 shares of stock to replace his 50% reduction in annual cash retainer fees and were valued at $1.05 per share. Mr. Parker has the following outstanding equity awards as of December 31, 2006: (i) a vested option to purchase 10,000 shares at an exercise price of $1.38 per share that expires 06/11/2008; (ii) a vested option to purchase 20,000 shares at an exercise price of $4.72 per share that expires 07/12/2009; (iii) a vested option to purchase 20,000 shares at an exercise price of $0.79 per share that expires 06/07/2010; and (iv) a vested option to purchase 75,000 shares at an exercise price of $1.05 per share that expires 06/05/2011.

(g)	Mr. Mauro resigned as a director due to personal reasons effective March 2, 2006.

(h)	Mr. De Voto is an Executive Director and Chairman of the Board for which he is paid an annual salary of $50,000. Mr. De Voto is an Executive Officer and Director who did not meet the total compensation levels of an NEO. On June 6, 2006 the Board granted Mr. De Voto 23,810 shares of stock valued at $1.05 per share, which was intended to replace his 50% reduction in annual salary. Mr. De Voto has the following outstanding equity awards as of December 31, 2006: (i) a vested option to purchase 75,000 shares at an exercise price of $1.15 per share that expires 12/18/2007; (ii) a vested option to purchase 150,000 shares at an exercise price of $3.38 per share that expires 12/10/2008; (iii) a vested option to purchase 100,000 shares at an exercise price of $1.16 per share that expires 12/13/2009; and (iv) a vested option to purchase 75,000 shares at an exercise price of $1.05 per share that expires 06/05/2011.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information with respect to the Company’s equity compensation plans as of December 31, 2006.
EQUITY COMPENSATION PLANS

Number of
	Securities to be			Number of
	Issued Upon	Weighted Average	Number of	Securities
	Exercise of	Exercise Price of	Securities Issued	Remaining Available
	Outstanding	Outstanding	and Outstanding of	for Future Issuance
	Options, Warrants	Options, Warrants	Shares of Stock or	Under Equity
Compensation	and Rights	and Rights	Units	Compensation Plans
Plan Description	(#)	($/Sh)	(#)	(#)

2006 Omnibus Equity Incentive Plan (1)	1,169,526 (2)	1.07	386,429 (3)	3,444,045

Incentive Stock Option Plan and Non-Qualified Stock Option Plan	1,411,000 (4)	1.50	—	—

(1)	The 2006 Omnibus Equity Incentive Plan was adopted by our shareholders on June 6, 2006. There are a total of five million shares approved to be issued under the plan which expires after ten years on June 5, 2016.

(2)	The weighted average remaining life of the options issued and outstanding under the 2006 Omnibus Equity Incentive Plan was 4.78 years.

(3)	All of the shares of stock outstanding at December 31, 2006 under the 2006 Omnibus Equity Incentive Plan were issued during 2006. Approximately 202,500 shares of outstanding stock were unvested as of December 31, 2006 and the weighted average remaining vesting period of those shares were 1.4 years.

(4)	The weighted average remaining life of the options issued and outstanding under the previously cancelled Incentive Stock Option and Non-Qualified Stock Option Plans were 2.85 years.
CHANGE IN CONTROL ARRANGEMENT
The Company has entered into employment agreements with four current executive employees, Messrs. De Voto, Hesketh, Matlock and Suleski which are only effective in the event of a “change in control” of the Company, as defined in the employment agreements. Upon the occurrence of such a change in control, the Company has agreed to continue the executives’ employment and the executives have agreed to remain in the Company’s employ for a period ranging from six to twenty-four months after such change in control (the “Employment Period”). During the Employment Period, the executive shall receive a prorated annual base salary at least equal to twelve times the highest monthly base salary paid to the executive by the Company during the twelve-month period immediately preceding the month in which the change of control occurs. Further, under the agreement, the executive may terminate the employment agreement for “good reason.” If terminated for good reason, the executive is entitled to receive any accrued obligations to such executive plus the executive’s salary payable for the remainder of the Employment Period. “Good reason” is defined in the agreement to include: (i) a significant diminution of the executive’s duties, (ii) a failure of the Company to pay salary and other amounts due under the agreement, (iii) requiring the executive to move beyond a 20 mile radius of the Company’s principal office, (iv) an unauthorized termination of the executive, or (v) failure of the Company to require any successor company to honor the provisions of the employment agreement.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transaction Policy
The board has adopted a policy for the review, approval or ratification of transactions involving the Company and “related persons” as defined under the relevant SEC rules. The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Our policy is as follows:
•	Any proposed related person transaction must be reported to the Company’s Chief Executive Officer and reviewed and approved by the Audit Committee, after full disclosure of the related person’s interest in the transaction, prior to effectiveness or consummation of the transaction, whenever practicable.

•	If the Company’s Chief Executive Officer determines that advance approval of such transaction is not practicable under the circumstances, the Audit Committee shall review, after full disclosure of the related person’s interest in the transaction, and, in its discretion, may ratify the transaction at the next Audit Committee meeting or at its next meeting following the date that such transaction comes to the attention of the Company’s Chief Executive Officer.

•	The Company’s Chief Executive Officer may present any such transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person’s interest in the transaction, by the Audit Committee at the next Audit Committee meeting.

•	Each transaction previously approved pursuant to this plan must be reviewed annually by the Audit Committee and to ensure that the transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the transaction are made.

•	Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee, pursuant to the Compensation Committee charter.

•	In review of a related person transaction, the Audit Committee will review all relevant information available to it, and the Audit Committee may approve or ratify such transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

•	The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

Related Party Transactions
There have been no related party transactions since the beginning of the last fiscal year.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 2006, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met, other than one report on Form 4 that was inadvertently filed three days late by Richard H. De Voto with respect to his acquisition of 23,810 shares of Common Stock and one report on Form 4 that was inadvertently filed one day late by David K. Fagan with respect to his acquisition of 5,500 shares of Common Stock.

PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK
On February 21, 2007, the Company’s Board of Directors unanimously approved a resolution to place before the shareholders a vote to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 100,000,000, the number of shares currently authorized, to 150,000,000. For the reasons described below, the Company’s Board believes adoption of the proposed amendment is essential for the Company to have the ability to structure financings for possible future acquisitions and to meet the Company’s other financing needs.
Reasons For Proposal
The purpose of the amendment is to allow the Company to have a sufficient number of shares of authorized but un-issued Common Stock that can be issued in connection with such corporate purposes as may, from time to time, be considered advisable by the Board of Directors. Having such shares available for issuance in the future will give the Company greater flexibility and will allow such shares to be issued as determined by the Board of Directors without the expense and delay of a special shareholders’ meeting to approve such additional authorized Common Stock. Such corporate purposes could include, without limitation: the reservation of shares in connection with the recently adopted Shareholder Rights Plan, the issuance of shares in connection with equity financings, purchases of interests in key properties, and the issuance of shares in connection with acquisitions. The Company believes that if the proposal to increase the authorized Common Stock to 150,000,000 shares is not approved, the Company’s ability to enhance its growth opportunities through additional acquisition and financing transactions or participation in other types of future transactions will be severely hampered.
As of April 5, 2007, 44,161,789 shares of the Company’s $0.01 par value Common Stock were outstanding, approximately 12.8 million shares have been reserved for issuance upon exercise of options and warrants or conversion of debt and an additional 45 million was reserved for issuance under the Shareholder Rights Plan. For the purposes described above, the Board of Directors of the Company has determined that it is appropriate to increase the number of authorized shares of $0.01 par value Common Stock from 100,000,000 to 150,000,000.
The increase in authorized Common Stock will not have an immediate effect on the rights of existing shareholders, as no specific use of the additional shares is presently contemplated, although the Company has had and will continue to have equity financings and acquisitions under consideration from time to time. However, if the increase in authorized Common Stock is approved, the Board of Directors will have the authority to issue such authorized common stock without requiring future shareholder approval of such issuances, except as may otherwise be required by our Certificate of Incorporation or applicable laws and regulations. To the extent that the additional authorized shares are issued in the future, they will decrease the existing shareholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing shareholders for their shares, could be dilutive to the Company’s existing shareholders. The holders of Common Stock have no preemptive rights to subscribe for or purchase any additional shares of common stock that may be issued in the future.
Because the Company could issue a significant number of shares in connection with future financings or acquisitions, it is possible that a change of control of the Company could occur. However, management believes that most of the shares sold in any financing would be sold to a number of different purchasers which would mean that such purchasers would have to act in concert to effect a change in control.
There are at present, no specific understandings, definitive arrangements or agreements with respect to any future acquisitions or other transactions which would require the Company to issue any new shares of its Common Stock. Nevertheless, the Company may in the future acquire assets, mining properties, or entities, which could result in the issuance of shares of Common Stock of the Company as consideration in the transaction.
The proposed amendment to our Certificate of Incorporation is necessary to increase the number of authorized shares of the Company’s Common Stock from 100,000,000 to 150,000,000 as described above. A copy of our Amended and Restated Certificate of Incorporation reflecting the effect of this proposed amendment and the other proposed amendments discussed in this Proxy Statement is attached as Appendix C.
Vote Required for Approval
The affirmative vote of a majority of the issued and outstanding shares of the Company’s Common Stock entitled to vote thereon is necessary for the approval of the proposed amendment to the Certificate of Incorporation to increase the authorized Common Stock.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM
100,000,000 TO 150,000,000.

PROPOSAL TO APPROVE THE AMENDMENT TO CREATE A NEW CLASS OF STOCK DESIGNATED AS PREFERRED STOCK AND TO AUTHORIZE 15,000,000 SHARES OF PREFERRED STOCK
On February 21, 2007, the Company’s Board of Directors unanimously approved a resolution to place before the shareholders a vote to amend the Company’s Certificate of Incorporation to create a new class of stock designated as preferred stock and to authorize 15,000,000 shares of preferred stock. For the reasons described below, the Company’s Board believes adoption of the proposed amendment is essential for the Company to have the ability to structure financings that will allow for greater flexibility in meeting the Company’s financing needs.
Reasons For Proposal
The majority of publicly held companies in the United States have authorized one or more classes of preferred stock in their articles of incorporation. Preferred stock is generally defined to mean any class of equity securities which has a preference over common stock in terms of dividends and or claims on a company’s assets on liquidation. Among other advantages, preferred stock can provide companies like the Company with a less expensive source of funding for corporate ventures.
While the Company at the present time has no plan or intention for the issuance of preferred shares, the Board of Directors believes that it is advisable to create a class of preferred shares to enable us with the flexibility to use our capital stock in the best interests of our shareholders. These preferred shares may be used for various purposes including, without limitation, raising additional capital through the sale of preferred shares, acquiring another company or business or assets in exchange for shares of preferred stock, establishing strategic relationships with corporate partners who are compensated with preferred shares, providing equity incentives to employees, officers or directors or pursing other matters as the Company deems appropriate. Should the creation of a class of preferred shares be approved by our shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of preferred shares, except as may be required by applicable law or the terms of any series of outstanding preferred shares, and the terms of any such preferred shares will have the rights and preferences determined by the Board of Directors.
Potential Effect of Authorizing Preferred Stock on Holders of Common Stock
The holders of the Company’s Common Stock do not have any preemptive or similar rights to purchase any shares of preferred stock. Although the creation of a class of preferred stock will not, in and of itself, have any immediate effect on the rights of holders of the Common Stock, the issuance of shares of one or more series of preferred shares could, depending on the nature of the rights and preferences granted by the Board of Directors to the newly issued series of preferred shares, affect the holders of the Common Stock in a number of respects, including, without limitation the following:
•	though preferred shares generally have no voting rights attached, should the Board of Directors issue preferred shares with voting rights, such shares would dilute the voting power of holders of the Common Stock;

•	by reducing the amount otherwise available for the payment of dividends on (and or restricting the payment of dividends on) the Common Stock, to the extent dividends are payable on shares of a new series of preferred shares;

•	in the event a new series of preferred shares provided for the conversion of such shares into the Common Stock and the conversion was deemed to be below the fair market value of the Common

Stock, such a series of preferred shares could serve to decrease the prospective market price of the Common Stock;

•	by reducing the amount otherwise available for payment upon liquidation of the Company to the holders of the Common Stock, to the extent of any liquidation preference on a new series of preferred stock; and

•	by diluting the earnings per share and book value per share of the outstanding shares of the Common Stock and preferred shares.
Further, although the authorization of preferred shares is not motivated by takeover concerns and is not considered or intended by the Board of Directors to be an anti-takeover measure, the availability of additional authorized preferred shares could enable the Board of Directors to make more difficult, discourage or prevent an attempt by a person, group or entity to obtain control of the Company by merger, tender offer, proxy contest or other reasons. For example, the Board of Directors could issue preferred shares defensively on favorable terms in response to a takeover attempt. Such issuance could deter the types of transactions which may be proposed or could discourage or limit the participation of the Common Stock in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions are favored by the majority of the Company’s shareholders, and could enhance the ability of the Company’s officers and directors to retain their positions. The Board of Directors has no present intention to use the preferred shares in order to impede a takeover.
A copy of our Amended and Restated Certificate of Incorporation reflecting the effect of this proposed amendment and the other proposed amendments discussed in this Proxy Statement is attached as Appendix C.
Vote Required for Approval
The affirmative vote of a majority of the issued and outstanding shares of the Company’s Common Stock entitled to vote thereon is necessary for the approval of the proposed amendment to the Certificate of Incorporation to create a new class of stock designated as preferred stock and to authorize 15,000,000 shares of preferred stock.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO
CREATE A NEW CLASS OF STOCK DESIGNATED AS PREFERRED STOCK AND TO
AUTHORIZE 15,000,000 SHARES OF PREFERRED STOCK

PROPOSAL TO APPROVE THE AMENDMENT TO PERMIT SHAREHOLDER ACTION TO BE TAKEN ONLY AT A DULY CALLED ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS AND ELIMINATE SHAREHOLDER ACTION BY WRITTEN CONSENT
On February 21, 2007, the Company’s Board of Directors unanimously approved a resolution to place before the shareholders a vote to amend the Company’s Certificate of Incorporation to permit shareholder action to be taken only at a duly called annual or special meeting of shareholders and eliminate shareholder action by written consent. For the reasons described below, the Company’s Board believes adoption of the proposed amendment is essential to encourage any person who might seek to acquire control of the Company to first consult with the Board of Directors and to negotiate the terms of any proposed business combination.
Reasons For Proposal
Under the provisions of Section 228 of the Delaware General Corporation Law, corporate action of shareholders without a meeting of shareholders may be taken by the written consent of a majority of the shareholders of the corporation, unless otherwise specified in the certificate of incorporation. Our current Restated Certificate of Incorporation is silent as to this matter. If adopted, the amendment to our Amended and Restated Certificate of Incorporation will eliminate the potential for shareholders to act by written consent and will require that any action of shareholders be taken at a duly called annual or special meeting of shareholders. The probable effect will be to require shareholders who wish to propose the taking of corporate action to submit such proposals for consideration at the annual or special meeting of the shareholders held at the determination of the Board of Directors.
This proposed change to our Amended and Restated Certificate of Incorporation would have the effect of making more difficult action by the shareholders which does not have the support of the Board of Directors and also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of us if that party were unwilling to submit its proposals to a vote of the shareholders at a meeting.
The Board of Directors has evaluated the potential vulnerability of the Company and our shareholders to the threat of unfair or coercive takeover tactics and has considered the range of possible responses to such a threat. Although the Board of Directors is not currently aware of any such threat, this proposal is intended to reduce our vulnerability to unsolicited or hostile attempts to obtain control of the Company and to increase the likelihood that our shareholders would receive a fair price for their shares in transactions relating to such attempts. This proposal is not being proposed in response to any present attempt known to the Board of Directors to acquire control of the Company, to obtain representation on the Board of Directors, or to take significant corporate action and we are aware of no such plans. We are aware, however, that an increased number of unsolicited acquisition proposals in connection with takeover activities have employed, or have sought to employ, tactics which are designed to force a response by the target company through threats or attempts to secure action without a meeting and without affording a reasonable opportunity for the Board of Directors of such companies to consider whether such proposals are in the best interests of its shareholders. We have no current intentions to adopt or propose anti-takeover measures other than the proposals described in this Proxy Statement.
Third parties frequently accumulate stock positions in public companies in order to force a merger or other business combination or to commence a tender or exchange offer or other hostile attempt to acquire control of a company. The Board of Directors believes that unsolicited takeover attempts may be unfair or disadvantageous to the Company and our shareholders because, among other reasons: (i) a non-negotiated takeover bid may be timed to take advantage of temporarily depressed stock prices; (ii) a non-negotiated takeover bid may be designed to foreclose or minimize the possibility of more favorable competing bids or alternative transactions; (iii) a non-negotiated takeover bid may involve the acquisition of only a controlling interest in our common stock, without affording all shareholders the opportunity to receive the same economic benefits; and (iv) a non-negotiated takeover bid may often deprive the shareholders of an adequate opportunity to evaluate the merits of the proposed transaction.
By contrast, in a transaction in which a potential acquiror must negotiate with the Board of Directors, the Board would take into account the underlying and long-term values of our business, technology and other assets, the possibilities for alternative transactions on more favorable terms, anticipated favorable developments in our business not yet reflected in the stock price, and equality of treatment of all shareholders.
This proposal is designed to encourage any person who might seek to acquire control of the Company to first consult with the Board of Directors and to negotiate the terms of any tender offer or proposed business combination. The Board of Directors believes that, for the protection of our shareholders, any proposed acquisition of control of the Company, and any proposed business combination in which we might be involved, should be thoroughly studied by the Board of Directors to ensure that such transaction would be in the best interests of the Company and our shareholders and that all of our shareholders would be treated fairly. In sum, the Board of Directors believes that this proposal is prudent and in the best interests of the Company and our shareholders and should be adopted for their protection.
This proposal, if adopted, may be disadvantageous to the extent that they have the effect of discouraging a future takeover attempt that is not approved by the Board of Directors, but which a majority of the shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market value or over their cost basis in such shares. As a result of such effects of this proposal, shareholders who might wish to participate in an unsolicited tender offer may not have an opportunity to do so. This proposal, if adopted, could also delay or frustrate the assumption of control by a holder of a large block of our shares, even if many shareholders considered such an action to be beneficial. Furthermore, the adoption of this proposal will not ensure or guarantee that shareholders will receive a price for their shares in connection with an acquisition of control of the Company that reflects the value of such shares, or that the price received will be fair or equitable, although in the opinion of the Board of Directors, the likelihood that the price will reflect such value and be fair and equitable will be increased by the adoption of this proposal.
A copy of our Amended and Restated Certificate of Incorporation reflecting the effect of this proposed amendment and the other proposed amendments discussed in this Proxy Statement is attached as Appendix C.
Vote Required for Approval
The affirmative vote of a majority of the issued and outstanding shares of the Company’s Common Stock entitled to vote thereon is necessary for the approval of the proposed amendment to the Certificate of Incorporation to permit shareholder action to be taken only at a duly called annual or special meeting of shareholders and eliminate shareholder action by written consent.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO
PERMIT SHAREHOLDER ACTION TO BE TAKEN ONLY AT A DULY CALLED ANNUAL
OR SPECIAL MEETING OF SHAREHOLDERS AND ELIMINATE SHAREHOLDER ACTION
BY WRITTEN CONSENT

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee has approved Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) as the independent auditors for the Company and its subsidiaries for the fiscal year 2007, after evaluation of audit quality, fees, independence and other relevant factors.
The Company is asking the shareholders to ratify the appointment of EKS&H as independent auditors. If shareholders fail to ratify the appointment of EKS&H, the Audit Committee may reconsider this appointment. Representatives of EKS&H are expected to be present at the Annual Meeting and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the Annual Meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE
COMPANY’S INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS
Proposals by shareholders of the Company to be presented at the 2008 Annual Meeting of Shareholders must be received by the Company no later than January 5, 2008, to be included in the Company’s Proxy Statement and proxy for that meeting. If a shareholder intends to submit a proposal at the meeting that is not included in the Company’s proxy statement, and the shareholder fails to notify the Company prior to March 15, 2008 of such proposal, then the proxies appointed by the Company’s management would be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. The proponent must be a record or beneficial owner entitled to vote on his or her proposal at the next Annual Meeting and must continue to own such security entitling him or her to vote through that date on which such meeting is held. The proponent must own 1% or more of the outstanding shares or $2,000.00 in value of the Company’s Common Stock and must have owned such shares for one year in order to present a shareholder proposal to the Company.
ANNUAL REPORT
The Annual Report to Shareholders concerning the operation of the Company during the fiscal year ended December 31, 2006, including audited consolidated financial statements for the year then ended, has been enclosed with this Proxy Statement. The Annual Report is not incorporated in this Proxy Statement and is not to be considered a part of the soliciting material.
OTHER MATTERS
The Board knows of no other special business to be presented at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
UPON A WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, TO EACH SHAREHOLDER OF RECORD OR TO EACH SHAREHOLDER WHO OWNED COMMON STOCK OF THE COMPANY LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON APRIL 12, 2007. ANY REQUEST BY A SHAREHOLDER FOR THE COMPANY’S ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO THE COMPANY’S SECRETARY, C/O CANYON RESOURCES CORPORATION, 14142 DENVER WEST PARKWAY, SUITE 250, GOLDEN, COLORADO 80401.

By Order of the Board of Directors

David P. Suleski
April [ • ], 2007	Corporate Secretary

Appendix A
Audit Committee Charter
STATEMENT OF POLICY
The purpose of the Audit Committee is to assist the Board of Directors in discharging its responsibilities with respect to the accounting policies, internal controls, and financial reporting of the Company. The Audit Committee is also responsible for monitoring compliance with applicable laws and regulations, standards of ethical business conduct, and the systems of internal controls. The Audit Committee shall have the authority to retain special legal, accounting, or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company, or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.
MEMBERSHIP REQUIREMENTS
The Audit Committee shall consist of at least three directors. All members of the Committee shall be independent as defined by Section 10A-3(b)(1) of the Exchange Act, and the American Stock Exchange rules. Each member is to be financially literate and at least one member must have accounting or related financial management expertise and be deemed by the Board of Directors as an Audit Committee Financial Expert. Audit Committee members will be appointed annually. The guidelines issued by the Securities and Exchange Commission and the American Stock Exchange will be followed to determine independence. Statements regarding independence shall be submitted by each member of the Audit Committee annually, prior to their appointments.
RESPONSIBILITIES
The primary responsibility for financial and other reporting, internal controls and compliance with laws and regulations and ethics rests with the management of the Company. However, the Board has determined that:
(1)	The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

(2)	Any engagement of the independent auditor to perform services other than audit, review and attest services must be approved by the Audit Committee. In order to safeguard the independence of the auditor, for any proposed non-audit engagement: (i) management and the auditor must affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable laws, rules or regulations; (ii) management must describe the reasons for hiring the auditor to perform the services; and (iii) the auditor must affirm to the Audit Committee that it is qualified to perform the services.

(3)	The Company’s independent auditor shall report directly to the Audit Committee.

(4)	The Audit Committee is responsible for resolving any disagreements between the Company’s management and independent auditor regarding financial reporting.

(5)	The Audit Committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(6)	The Audit Committee may engage independent counsel and other advisers as it determines necessary to carry out its duties.

(7)	The Audit Committee may use funds from the Company to (i) compensate any independent auditor engaged by the Audit Committee for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensate any advisers employed by the Audit Committee; and (iii) pay for any ordinary administrative expenses of the Committee that are necessary to carry out its duties.
SPECIFIC DUTIES
The Audit Committee has the following specific duties and reporting requirements:
1.	The Audit Committee shall meet on a regular basis and call special meetings as circumstances require.
2.	The Audit Committee shall report its activities to the Board on a regular basis, such as after each meeting, so that the Board is kept informed of its activities on a current basis.
3.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
4.	Assure that the Charter is published in the proxy statement at least once every three years.
5.	Review and recommend to the Board the independent auditors to be selected to audit the financial statements of the Corporation, its divisions and its subsidiaries.
6.	Receive periodic reports and/or disclosures from the independent auditors required by ISB Standard No. 1 delineating all relationships with the Company, review any disclosed relationships that may impact the objectivity and independence of the auditors, and recommend that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the auditors’ independence.
7.	Approve the fees of the independent auditors budgeted for each year.

8.	Evaluate the performance of the independent auditors.
9.	Review with management and the independent auditors, the Company’s annual financial statements, related footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.
10.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
11.	Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors. Discussions should also include communication of any matters as required by SAS 61.
12.	Review with management and the independent auditors major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.
13.	Review with the independent auditors and the Company’s financial management, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new and more detailed controls or procedures are desirable.
14.	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.
15.	Review, with the Company’s outside counsel when appropriate, any legal matters that may have a material impact on the organization’s financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.
16.	Review with the independent auditor any problems or difficulties the auditors may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include any difficulties encountered in the course of the audit work including any restrictions on the scope of activities or access to required information.
17.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s By-Laws and other adopted policies and procedures.
18.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
19.	The Audit Committee shall instruct the independent auditors that, if any significant problems are uncovered or if there are any areas that require its special attention, the chairman of the Audit Committee is to be so advised.
20.	The Audit Committee shall obtain from management explanations for all significant variances in the financial statements between years. The Audit Committee should consider whether the data are consistent with the Management’s Discussion and Analysis (MD&A) section of the annual report.
21.	The Audit Committee shall determine the open years on federal income tax returns and whether there are any significant items that have been or might be disputed by the IRS, and inquire as to the status of the related tax reserves.
22.	The Audit Committee and the Board of Directors shall consider whether the independent auditors should meet with the full Board to discuss any matters relative to the financial statements and to answer any questions that other Directors may have.
23.	Complete the required communication with the Securities and Exchange Commission or other regulatory agencies regarding member independence, member expertise, and annual review and reassessment of the Charter.
24.	Investigate any matter brought to the Audit Committee’s attention within the scope of its duties, with the power to retain outside counsel, accountants, or others to assist in the conduct of the investigation if the Audit Committee deems appropriate.

Appendix B
Compensation Committee Charter
Purpose
The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Canyon Resources Corporation (the “Company”) shall discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers, and administer and implement the Company’s incentive-compensation plans and equity-based plans. The Compensation Committee also shall be responsible for preparing an annual report on executive compensation for inclusion in the Company’s annual meeting proxy statement in accordance with applicable rules and regulations.
Committee Membership
The Compensation Committee shall consist of no fewer than three non-employee members of the Board. Members of the Compensation Committee shall be appointed by the Board upon the recommendation of the nominating and corporate governance committee and may be removed by the Board. All members of the Compensation Committee shall meet the independence requirements of the American Stock Exchange and any other legal requirements relevant to the proper administration of the Company’s compensation plans and programs, including requirements under the federal securities laws and the Internal Revenue Code of 1986, as amended.
Committee Powers, Authority, Duties and Responsibilities
1.	The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of directors’ and executive officers’ compensation and shall have the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also shall have authority to obtain advice and assistance from internal or outside legal, accounting or other advisors it determines necessary to carry out its duties.
2.	The Compensation Committee shall annually review and approve corporate goals and objectives relevant to compensation of the Company’s CEO, evaluate the CEO’s performance in light of those goals and objectives, and have the sole authority to determine the CEO’s compensation level based on this evaluation and in accordance with any applicable employment agreement. In determining the long-term incentive component of the CEO’s compensation, the Compensation Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years and such other matters as it deems relevant.
3.	The Compensation Committee shall annually review and approve, for all other executive officers of the Company, (a) the annual base salary amount, (b) the annual bonus payment, as calculated in accordance with each such executive’s employment agreement, (c) any long-term incentive compensation, (d) any amendments to such executive’s employment agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, in each case as, when and if deemed necessary or advisable, and (e) any perquisites, special or supplemental benefits, all in accordance with applicable law, rules and regulations, and to the extent appropriate or necessary to comply with any federal securities or tax law requirements, such as Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Internal Revenue Code of 1986, as amended. To the extent such compensation is set forth in employment agreements, such employment agreements shall be subject to the review and approval of the Compensation Committee.
4.	The Compensation Committee shall periodically review and make recommendations to the Board with respect to the compensation of directors, including Board and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation as the Compensation Committee may consider appropriate.

B-1

5.	The Compensation Committee shall administer and implement the Company’s incentive compensation plans and equity-based plans, including, but not limited to, (a) approving option grants and restricted unit or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.
6.	The Compensation Committee shall annually assess the desirability of proposing and make recommendations to the Board with respect to any new incentive-compensation plans and equity-based plans and any increase in shares reserved for issuance under existing plans.
7.	The Compensation Committee shall prepare a report on executive compensation for inclusion in the Company’s annual meeting proxy statement in accordance with applicable rules and regulations.
8.	The Compensation Committee may delegate its authority to members as the Compensation Committee deems appropriate; provided that any delegate shall report any actions taken by him or her to the whole Compensation Committee at its next regularly scheduled meeting.
9.	The members of the Compensation Committee shall appoint one of their number as the Chairman. The Chairman shall be responsible for leadership of the Compensation Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Compensation Committee to the Board at its next regularly scheduled meeting following the meeting of the Compensation Committee.
10.	The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
11.	The Compensation Committee shall annually review its own performance as compared to the requirements of this Charter.
12.	The Compensation Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.
Adopted by the Board of Directors on February 21, 2007.

B-2

Appendix C
Redline of Amended and Restated Certificate of Incorporation Showing Effect of Proposed Amendments
KEY:
     Additions
     ~~Deletions~~
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CANYON RESOURCES CORPORATION
[AS ADOPTED ON MAY [  ], 2007]
ARTICLE 1. NAME
     The name of the corporation is Canyon Resources Corporation (the “Corporation”).
ARTICLE 2. ADDRESS
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE 3. PURPOSE
     The purpose of the Corporation is to engage in any lawful acts or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as amended from time to time. In furtherance of the foregoing purposes, the Corporation shall have and may exercise all of the rights, powers and privileges granted by the General Corporation Law of the State of Delaware. In addition, it may do everything necessary, suitable and proper for the accomplishment of any of its corporate purposes.
ARTICLE 4. AUTHORIZED CAPITAL
     (a)      The ~~aggregate~~ total number of shares that the Corporation ~~shall have authority~~ is authorized to issue is ~~100,000,000~~165,000,000 shares, consisting of (i) 150,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”) and (ii) 15,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).
     (b)      The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

     (c)(i)      Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.
     (ii)      Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.
     (iii)      Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over, or the right to participate with, the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
ARTICLE 5. BOARD OF DIRECTORS
     (a)     ~~Shareholder Voting. Each outstanding share of Common Stock shall be entitled to one vote and each outstanding fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of stockholders. Cumulative voting shall not be allowed in the election of directors. (b)~~           Directors, Number, Election and Terms. The business and affairs of the Corporation shall be managed and controlled by a Board of Directors consisting of not less than three (3) persons. The exact number of Directors shall be fixed from time to time by the Board of Directors pursuant to a resolution amending the bylaws of the Corporation adopted by a majority of the entire Board of Directors. At each Annual Meeting of Stockholders, all directors should be elected to serve for a one year term or until the next Annual Meeting. The election of directors need not be by written ballot unless the bylaws of the Corporation so provide. Cumulative voting shall not be allowed in the election of directors.
     (~~c~~b)      Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled by a majority vote of the directors then in office and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders.
     (~~d~~c)      Removal. Any director of the entire Board of Directors may be removed from office at any time by the affirmative vote of the holders of a majority of the voting power of all shares of the Corporation entitled to vote for the election of directors.
ARTICLE 6. DISSOLUTION
     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the

Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
ARTICLE 7. AMENDMENT TO BYLAWS
     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.
ARTICLE 8. RESERVATION OF RIGHTS
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE 9. LIMITATION OF DIRECTORS’ LIABILITY
     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying dividends or approving a stock purchase or redemption which is illegal or otherwise impressible or prohibited under the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.
ARTICLE 10. SHAREHOLDER ACTION
     Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called annual or special meeting of the stockholders and may not be taken by consent in writing or otherwise.

Form of Proxy Card
Annual Meeting Proxy Card
A	Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 — Richard H. De Voto	☐	☐	04 — David K. Fagin	☐	☐

02 — James K. B. Hesketh	☐	☐	05 — Ronald D. Parker	☐	☐

03 — Leland O. Erdahl	☐	☐
B	Issues
The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain
To amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000.	☐	☐	☐

	For	Against	Abstain
To amend the Company’s Certificate of Incorporation to create a new class of stock designated as preferred stock and to authorize 15,000,000 shares of preferred stock.	☐	☐	☐

For	Against	Abstain
To amend the Company’s Certificate of Incorporation to permit shareholder action to be taken only at a duly called annual or special meeting of shareholders and eliminate shareholder action by written consent.
☐	☐	☐

	For	Against	Abstain
Ratify the Audit Committee’s appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditors for 2007.	☐	☐	☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
(Please sign EXACTLY as your name appears on your stock certificate(s). If more than one name appears because of joint ownership, all joint owners should sign.)
Proxy — Canyon Resources Corporation
This proxy is solicited by the Board of Directors of Canyon Resources Corporation.
The undersigned holder of Common Stock of Canyon Resources Corporation, hereby appoints James K. B. Hesketh and David P. Suleski, or either of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Canyon Resources Corporation held of record by the undersigned on April 12, 2007, at the Annual Meeting of Shareholders to be held on May 21, 2007, or at any adjournment thereof, with respect to the matters stated on the reverse side.
THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR: THE ELECTION OF RICHARD H. DE VOTO, JAMES K. B. HESKETH, LELAND O. ERDAHL, DAVID K. FAGIN AND RONALD D. PARKER AS DIRECTORS; AND PROPOSALS (2), (3), (4) and (5).
This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise. This Proxy, when properly executed, will be voted as directed on the reverse side by the undersigned shareholders. If no direction is made, it will be voted “FOR” the election of Richard H. De Voto, James K. B. Hesketh, Leland O. Erdahl, David K. Fagin and Ronald D. Parker; FOR” the proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000; “FOR” the proposal to amend the Company’s Certificate of Incorporation to create a new class of stock designated as preferred stock and to authorize 15,000,000 shares of preferred stock; “FOR” the proposal to amend the Company’s Certificate of Incorporation to permit shareholder action to be taken only at a duly called annual or special meeting of shareholders and eliminate shareholder action by written consent; “FOR” the ratification of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditors for 2007. This Proxy also may be voted, in the Proxies’ discretion, on such other business as may properly come before the meeting.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.